Exhibit 23.6

Consent of KPMG LLP

The Board of Directors
MobileQ, Inc.:

We consent to the use of our report dated May 21, 2002, with respect to the consolidated balance sheets of MobileQ, Inc. and subsidiary as of December 11, 2001 and December 31, 2000, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000 included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/S/ KPMG LLP

Mountain View, California
July 19, 2002